This amended and restated pricing supplement amends and restates in full the pricing supplement dated May 24, 2018 for CUSIP No. 097097620 to correct an error in the component ratios.	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-213265 (To Prospectus dated November 4, 2016, and Prospectus Supplement dated November 4, 2016)
2,801,655 Units $10 principal amount per unit CUSIP No. 097097620	Pricing Date Settlement Date Maturity Date	May 24, 2018 June 1, 2018 June 1, 2020

BofA Finance LLC
Market-Linked Step Up Notes Linked to an International Equity Index and ETF Basket
Fully and Unconditionally Guaranteed by Bank of America Corporation
●
Maturity of approximately 2 years
●
If the Basket is flat or increases up to the Step Up Value, a return of 18.15%
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If the Basket increases above the Step Up Value, a return equal to the percentage increase in the Basket
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The Basket is comprised of the Hang Seng® Index, the Nikkei Stock Average Index, the Taiwan Stock Exchange Weighted Index, the Korea Stock Exchange KOSPI 200 Index, the iShares® MSCI India ETF and the WisdomTree India Earnings Fund. The Hang Seng® Index was given an initial weight of 35.00%, the Nikkei Stock Average Index was given an initial weight of 30.00%, each of the Taiwan Stock Exchange Weighted Index, the Korea Stock Exchange KOSPI 200 Index and the iShares® MSCI India ETF were given an initial weight of 10.00%, and the WisdomTree India Earnings Fund was given an initial weight of 5.00%
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1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk
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All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-4 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.6211 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page PS-6 of this pricing supplement and “Structuring the Notes” on page PS-36 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
                                                                                                                _________________________
	Per Unit	Total
Public offering price(1)	$10.00	$27,986,399.25
Underwriting discount(1)	$ 0.20	$ 530,180.25
Proceeds, before expenses, to BofA Finance	$ 9.80	$27,456,219.00
(1)
The public offering price and underwriting discount for an aggregate of 603,015 units purchased in a transaction of 500,000 units or more by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
May 24, 2018

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Summary
The Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of BofA Finance’s other unsecured and unsubordinated debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.  The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The Basket is comprised of the Hang Seng® Index, the Nikkei Stock Average Index, the Taiwan Stock Exchange Weighted Index, the Korea Stock Exchange KOSPI 200 Index, the iShares® MSCI India ETF and the WisdomTree India Earnings Fund (each a “Basket Component”). We refer to each of the first four Basket Components described in the preceding sentence as an “Index,” and to each of the other two Basket Components as an “ETF.” On the pricing date, Hang Seng® Index was given an initial weight of 35.00%, the Nikkei Stock Average Index was given an initial weight of 30.00%, each of the Taiwan Stock Exchange Weighted Index, the Korea Stock Exchange KOSPI 200 Index and the iShares® MSCI India ETF were given an initial weight of 10.00%, and the WisdomTree India Earnings Fund was given an initial weight of 5.00%.
The economic terms of the notes (including the Step Up Payment) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this pricing supplement, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page PS-36.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 2 years
Market Measure:
An international equity index basket comprised of the Hang Seng Index (Bloomberg symbol: “HSI”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Taiwan Stock Exchange Weighted Index (Bloomberg symbol: “TWSE”), the Korea Stock Exchange KOSPI 200 Index (Bloomberg symbol: “KOSPI2”), the iShares® MSCI India ETF (Bloomberg symbol: “INDA”) and the WisdomTree India Earnings Fund (Bloomberg symbol: “EPI”).

Starting Value:	100.00
Ending Value:
The value of the Market Measure on the scheduled calculation day, determined as set forth on page PS-12 below. The calculation day is subject to postponement in the event of Market Disruption Events, as described in “Description of the Notes” on page PS-29 of this pricing supplement.

Step Up Value:	118.50 (118.50% of the Starting Value).
Step Up Payment:	$1.815 per unit, which represents a return of 18.15% over the principal amount.
Threshold Value:	100.00 (100% of the Starting Value).
Calculation Day:	May 22, 2020
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page PS-36.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.

Market-Linked Step Up Notes	PS-2

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The terms and risks of the notes are contained in this pricing supplement and in the following:
●	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this pricing supplement, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the value of the Basket will increase from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the ETFs or the stocks represented by the Basket Components.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on shares of the ETFs or the stocks included in the Basket Components.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked Step Up Notes	PS-3

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Hypothetical Payout Profile and Examples of Payments at Maturity
Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $1.815 per unit and the Step Up Value of 118.15% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the ETFs or the stocks represented by the Basket Components, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 100, the Step Up Value of 118.15, the Step Up Payment of $1.815 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual values of the Basket Components, see “The Basket Components” section below. The Ending Value will not include any income generated by dividends paid on the ETFs or the stocks included in any of the Indices, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
94.00	-6.00%	$9.400	-6.00%
97.00	-3.00%	$9.700	-3.00%
100.00(1)(2)	0.00%	$11.815(3)	18.15%
102.00	2.00%	$11.815	18.15%
105.00	5.00%	$11.815	18.15%
110.00	10.00%	$11.815	18.15%
118.15	18.15%	$11.815	18.15%
120.00	20.00%	$12.000	20.00%
130.00	30.00%	$13.000	30.00%
132.00	32.00%	$13.200	32.00%
140.00	40.00%	$14.000	40.00%
150.00	50.00%	$15.000	50.00%
160.00	60.00%	$16.000	60.00%
(1)	The Starting Value was set to 100.00 on the pricing date.
(2)	This is the Threshold Value.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $1.815.
(4)	This is the Step Up Value.
Market-Linked Step Up Notes	PS-4

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 90.00
Redemption Amount per unit
Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 118.15
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.
Example 3
The Ending Value is 132.00, or 132.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 118.15
Ending Value: 132.00
Redemption Amount per unit
Market-Linked Step Up Notes	PS-5

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-4 of the Series A MTN prospectus supplement and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
General Risks Relating to the Notes
Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the notes at maturity.  The return on the notes will be based on the performance of the Basket and therefore, you may lose all or a significant portion of your investment if the value of the Basket decreases from the Starting Value to the Ending Value. If the Ending Value is less than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of the notes, and that could be zero.
Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Your investment return may be less than a comparable investment directly in the securities included in the Basket Components.  The value of the Basket will not reflect the value of dividends paid or distributions made on the securities included in or held by the Basket Components or any other rights associated with those securities.  Thus, any return on the notes will not reflect the return you would realize if you actually owned those securities.
Additionally, the Basket Components include equity indices that include components traded in non-U.S. currencies.  If the value of any of those currencies strengthens against the U.S. dollar during the term of the notes, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in those indices.
Payments on the notes are subject to our credit risk and the credit risk of BAC, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor.  The notes are not guaranteed by any entity other than the Guarantor.  As a result, your receipt of the Redemption Amount is dependent upon our ability and the ability of the Guarantor to repay our obligations on the maturity date, regardless of whether the Basket increases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective  securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes.  However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Basket, an improvement in our or the Guarantor’s  credit ratings will not reduce the other investment risks related to the notes.
We are a finance subsidiary and, as such, will have limited assets.  We are a finance subsidiary of Bank of America Corporation and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor.  As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/ or repayment of outstanding loans from the Guarantor and/ or its other subsidiaries.  Therefore, our ability to make payments on the notes may be limited.  In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by the Guarantor, and that guarantee will rank equally with all other unsecured senior obligations of the Guarantor.
The Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries.  Because the Guarantor is a holding company, its ability to make payments under its guarantee of our payment obligations on the notes depends upon the Guarantor’s receipt from its subsidiaries of distributions, advances and other payments.  In addition, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon that subsidiary’s bankruptcy, insolvency, liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary.  As a result, the Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to all existing and future claims of creditors of its subsidiaries, and claimants should look only to the assets of the Guarantor for payments under its guarantee of the notes.
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the notes.  The notes will not have the
Market-Linked Step Up Notes	PS-6

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor.  In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the notes.  Furthermore, it will not constitute an event of default with respect to the notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason.  Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the notes to be declared due and payable.  In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit the notes to be declared due and payable.  The value you receive on the notes may be significantly less than what you otherwise would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the value of the Basket, BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, MLPF&S or any of our affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time.  The value of the notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and the Guarantor’s  creditworthiness and changes in market conditions.
We cannot assure you that there will be a trading market for the notes.  We will not list the notes on any securities exchange.  If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the notes will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Basket.  The number of potential buyers of the notes in any secondary market may be limited.  There is no assurance that any party will be willing to purchase the notes at any price in any secondary market.
We anticipate that MLPF&S will act as a market-maker for the notes that it offers, but it is not required to do so and may cease to do so at any time.  Any price at which MLPF&S may bid for, offer, purchase, or sell any of the notes may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may affect the prices, if any, at which the notes might otherwise trade in the market.  In addition, if at any time MLPF&S were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.
Payments on the notes will not reflect changes in the value of the Basket other than on the calculation day.  Changes in the value of the Basket during the term of the notes other than on the calculation day will not be reflected in the calculation of the Redemption Amount.  To make that calculation, the calculation agent will refer only to the value of the Basket on the calculation day.  No other values of the Basket will be taken into account.  As a result, even if the value of the Basket has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.
Changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components.  Changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components.  The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much.  Therefore, in calculating the value of the Basket at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components.  Adverse changes in the values of the Basket Components which are more heavily weighted will have a greater impact upon the notes.
The respective publishers of the Indices and the indices to which the ETFs are linked (the “Underlying Indices”) may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  The publisher of each Index and each Underlying Index can add, delete, or substitute the components included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of that index.  Additionally, an index publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of the notes.  The index publishers will have no obligation to consider your interests in calculating or revising any index.
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  You have no right to have the notes redeemed at
Market-Linked Step Up Notes	PS-7

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
your option prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for the notes or no market at all.  Even if you were able to sell the notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.
●
Value of the Basket.  We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Basket.  In general, it is expected that the market value of the notes will decrease as the value of the Basket decreases, and increase as the value of the Basket increases.  However, as the value of the Basket increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. If you sell the notes when the value of the Basket is less than, or not sufficiently above, the Starting Value, then you may receive less than the principal amount of the notes.

●
Volatility of the Basket.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Basket may have an adverse impact on the market value of the notes.  Even if the value of the Basket increases after the pricing date, if you are able to sell the notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Basket will continue to fluctuate until the calculation day.

●
Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the values of the Basket Components and the market value of the notes.  The value of the notes may also be affected by similar events in the markets of the relevant foreign countries represented by the Basket Components.

●
Interest Rates.  We expect that changes in interest rates will affect the market value of the notes.  In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes.  In the case of each Basket Component, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the applicable Basket Component, and, thus, the market value of the notes may be adversely affected.

●
Dividend Yields.  In general, if cumulative dividend yields on the securities represented by the Basket Components increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

●
Exchange Rate Movements and Volatility.  Changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency represented by the securities included each Basket Component could have a negative impact on the value of the notes, and the payments on the notes may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable Basket Component reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable Basket Component, and changes in these correlations may have a negative impact on the value of the notes.

●
Our and the Guarantor’s Financial Condition and Creditworthiness.  Our and the Guarantor’s  perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective  credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

●
Time to Maturity.  There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Basket during the term of the notes. As the time to maturity decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the Guarantor and any of our other affiliates may affect your return on the notes and their market value.  We, the Guarantor and our other affiliates, including MLPF&S, may buy or sell the securities represented by the Basket Components, or futures or options contracts on the Basket Components or their component securities or other listed or over-the-counter derivative instruments linked to the Market Measure or its component securities.  We, the Guarantor and any of our other affiliates, including MLPF&S, may execute such purchases or sales for our own accounts, for business reasons, or in connection with hedging our obligations under the notes.  These transactions could affect the value of these securities and, in turn, the values of the Basket Components in a manner that could be adverse to your investment in the notes.  On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including MLPF&S, or others on our or their behalf (including for the purpose of hedging anticipated exposures) have increased the values of the Basket Components.  Consequently, the value of the Basket or the securities represented by the Basket Components may decrease subsequent to the pricing date, adversely affecting the market value of the notes.
We, the Guarantor or one or more of our other affiliates, including MLPF&S, may also have engaged in hedging activities that could have increased the value of the Basket Components on the pricing date.  In addition, these activities may decrease the market value of the notes prior to maturity, including on the calculation day, and may affect the Redemption Amount.  We, the Guarantor or one or
Market-Linked Step Up Notes	PS-8

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
more of our other affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes.  For example, MLPF&S may enter into these transactions in connection with any market making activities in which it engages.  We cannot assure you that these activities will not adversely affect the value of the Basket, the market value of the notes prior to maturity or the Redemption Amount.
Our trading, hedging and other business activities may create conflicts of interest with you.  We, the Guarantor or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Basket and to securities represented by the Basket Components that are not for your account or on your behalf.  We, the Guarantor or one or more of our affiliates, including MLPF&S, also may issue or underwrite other financial instruments with returns based upon the Basket Components.  These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor  and our other affiliates, including MLPF&S, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their  management.  These trading and other business activities, if they influence the value of the Basket or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.
We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, the Guarantor or our other affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the notes.  We may enter into such hedging arrangements with one of our affiliates.  Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the Basket Components.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss.  We and our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and any of our other affiliates, including MLPF&S, receive for the sale of the notes, which creates an additional incentive to sell notes to you.
There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  MLPF&S will be the calculation agent for the notes and, as such, will make several determinations regarding the notes, including the Step Up Value, the Ending Value and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make if the publication of an Index is discontinued, or if certain events occur with respect to an ETF.  The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment.  However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise.
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain.  Under the terms of the notes, you will have agreed with us to treat the notes as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ.  No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”
You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.
Risks Relating to the Basket Components
You must rely on your own evaluation of the merits of an investment linked to the Basket Components.  In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the Basket Components or the securities represented by the Basket Components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the Basket Components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components or the securities represented by the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.
You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Basket Components, and you will not be entitled to dividends or other distributions by the issuers of these securities.  The notes are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer, other than the related guarantee, which is a security of the Guarantor.  Investing in the notes will not make you a holder of any of the securities represented by the Basket Components.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  Additionally, the levels of the Indices reflect only the prices of the securities included in those Indices and do not take into consideration the value of dividends paid on those securities.  Similarly, the prices of the ETFs do not reflect any dividends paid on those ETFs. The Redemption Amount will be paid in cash and you have no right to receive delivery of any of these securities.
Since the Basket Components represent equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by
Market-Linked Step Up Notes	PS-9

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on the notes, include:
●
Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or  more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

●
Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.
●
Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

We and the Guarantor do not control any company with securities included in any Basket Component and are not responsible for any disclosure made by any other company.  The Guarantor or our other affiliates currently, or in the future, may engage in business with companies with securities included in the Basket Components, and the Guarantor or our other affiliates may from time to time own securities of companies with securities included in the Basket Components.  However, none of us, the Guarantor nor any of our other affiliates, including MLPF&S, have the ability to control the actions of any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies.  In addition, none of us, the Guarantor or any of our other affiliates are responsible for the calculation of any Index or Underlying Index.  You should make your own investigation into the Basket Components.
None of the index publishers or ETF investment advisors, their affiliates, or any companies with securities included in the Basket Components will be involved in the offering of the notes or will have any obligation of any sort with respect to the notes.  As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Basket Components or the value of the notes.
The Guarantor’s business activities relating to the companies represented by the Basket Components may create conflicts of interest with you.  The Guarantor and/or our other affiliates, including MLPF&S, at the time of the offering of the notes or in the future, may engage in business with the companies represented by the Basket Components, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.
In connection with these activities, the Guarantor or our other affiliates may receive information about those companies that they will not divulge to you or other third parties.  One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the value of the Basket and, consequently, the market value of the notes.  We, the Guarantor and our other affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities included in the Basket Components.  Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Basket Components to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes.  The composition of the Basket Components does not reflect any investment recommendations from us, the Guarantor or our other affiliates.
Additional Risks Relating to the ETFs
There are liquidity and management risks associated with an ETF. Although shares of the ETFs are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of that ETF or that there will be liquidity in the trading market.
ETFs are subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.
We cannot control actions by an ETF’s investment advisers which may adjust the ETF in a way that could adversely affect the value of the notes and the Redemption Amount, and the investment adviser has no obligation to consider your interests. The policies of the investment adviser concerning the calculation of an ETF’s net asset value, additions, deletions, or substitutions of securities or other investments held by the ETF and the manner in which changes affecting the applicable Underlying Index are reflected in the ETF could affect the market price per share of the ETF and, therefore, the market value of the notes and the Redemption Amount. The market value of the notes and the Redemption Amount could also be affected if the investment adviser
Market-Linked Step Up Notes	PS-10

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
changes these policies, for example, by changing the manner in which it calculates the ETF’s net asset value, or if the investment adviser discontinues or suspends calculation or publication of the ETF’s net asset value, in which case it may become difficult to determine the value of the applicable notes. If events such as these occur or if the closing price per share of the ETF is not available, the calculation agent may determine the closing price per share of the ETF on the applicable day; as a result, the calculation agent would determine the Redemption Amount in a manner it considers appropriate, in its sole discretion.
The performance of an ETF and the performance of its Underlying Index may vary. The performance of an ETF and that of its Underlying Index may vary due to transaction costs, certain corporate actions, and timing variances. In addition, because the shares of an ETF are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of an ETF may differ from its net asset value per share; shares of an ETF may trade at, above, or below their net asset value per share.
For the foregoing reasons, the performance of an ETF may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes, to the extent dependent on the return of an ETF, may not be the same as an investment directly in the securities or other investments included in the applicable Underlying Index or the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.
The ETFs hold non-U.S. traded securities, and are subject to foreign currency exchange rate risk. The share price of an ETFs, which hold securities traded outside of the U.S., will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currency in which the securities held by the ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to the currency in which the securities held by the ETF are traded. An investor’s net exposure will depend on the extent to which the applicable currency strengthens or weakens against the U.S. dollar. If, the dollar strengthens against the applicable currency, the net asset value of the ETF will be adversely affected and the price of the ETF may decrease.
Time zone differences between the cities where the securities included in an Underlying Index and an ETF trade may create discrepancies in trading levels. As a result of the time zone difference between the cities where some of the securities comprising the Underlying Index trade and New York City, where the shares of the applicable ETF trade, there may be discrepancies between the values of the Underlying Index and the trading prices of the ETF.

Market-Linked Step Up Notes	PS-11

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the values of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.
On the pricing date, for each Basket Component, the Initial Component Weight, the closing level (or Closing Market Price (as defined below on page PS-29), as applicable), the Component Ratio and the initial contribution to the Basket value were as follows:
Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level or Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Hang Seng® Index	HSI	35.00%	30,760.41	0.00113783	35.00
Nikkei Stock Average Index	NKY	30.00%	22,437.01	0.00133708	30.00
Taiwan Stock Exchange Weighted Index	TWSE	10.00%	10,936.93	0.00091433	10.00
Korea Stock Exchange KOSPI 200 Index	KOSPI2	10.00%	317.48	0.03149805	10.00
iShares® MSCI India ETF	INDA	10.00%	$32.87	0.30422878	10.00
WisdomTree India Earnings Fund	EPI	5.00%	$25.14	0.19888624	5.00
				Starting Value	100.00
(1)	These were the closing levels (or Closing Market Prices, as applicable) of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level or Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level or Closing Market Price for each Basket Component on the calculation day and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on the scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in “Description of the Notes” on page PS-29 of this pricing supplement.

Market-Linked Step Up Notes	PS-12

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from February 2, 2012 (the date that the INDA commenced trading) through the pricing date.  The graph is based upon actual daily historical values of the Basket Components, hypothetical Component Ratios based on the closing levels or Closing Market Prices of the Basket Components as of February 2, 2012, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

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Market-Linked Step Up Notes	PS-13

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The Basket Components
All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of the index sponsors discussed below and by each of the ETFs.
Any of the Basket Components may be changed or discontinued at any time.  We make no representation or warranty as to the accuracy or completeness of the following information.  None of us, BAC, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.
Under the Securities Exchange Act of 1934 and the Investment Company Act of 1940, information and reports are filed with the SEC as to each of the Basket Components that are ETFs.  These information and reports can be located at the SEC’s facilities or through the SEC’s website.  We have not independently verified the accuracy or completeness of the information or reports.
The Hang Seng® Index
The HSI is calculated, maintained and published by HSIL, a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee and was first developed, calculated and published on November 24, 1969. The HSI is a free float-adjusted market capitalization weighted stock market index, with a cap on the weighting of individual constituent stocks, that is designed to reflect the performance of the largest and most liquid companies listed in Hong Kong.
Index Criteria
Only companies or real estate investment trusts with a primary listing on the main board of the Stock Exchange of Hong Kong (“HKEX”) are eligible as constituents of the HSI. Mainland China enterprises that have an H-share listing in Hong Kong will not be eligible for inclusion in the HIS, unless the company has no unlisted share capital. In addition, to be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market value of all primary listed shares on the HKEX (the market value of a company refers to the average of its month-end market capitalizations for the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the HKEX in a sufficient number of measurement sub-periods (turnover is assessed over the last eight quarterly sub-periods: if a company was in the top 90% in any of the most recent four sub-periods, it receives two points; if it was in the top 90% in any of the latter four sub-periods, it receives one point. A company must attain a “score” of eight points to meet the turnover requirement); and (3) should normally have a listing history of 24 months (there are exceptions for companies that have shorter listing histories but large market values and/or high turnover scores). From the many eligible candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the HSI directly reflecting that of the market; and (3) the financial performance of the companies. The number of constituents is fixed at 50.
Index Calculation
The calculation methodology of the HSI is a free float-adjusted market capitalization weighting with a 10% cap on individual stocks.
The formula for the index calculation is as follows:
Current Index =
where:
Pt :    current price at day t;
Pt-1:            closing price at day t-1;
IS:                number of issued shares;
FAF:            free float-adjusted factor, which is between 0 and 1; and
CF:              capping factor, which is between 0 and 1.

Market-Linked Step Up Notes	PS-14

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The following graph shows the daily historical performance of the HSI in the period from January 1, 2008 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the HSI was 30,760.41.
Historical Performance of the Hang Seng Index

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This historical data on the HSI is not necessarily indicative of the future performance of the HSI or what the value of the notes may be. Any historical upward or downward trend in the level of the HSI during any period set forth above is not an indication that the level of the HSI is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the HSI.
License Agreement
We or one of our affiliates has entered into a non-exclusive license agreement with HSIL and Hang Seng Data Services Limited whereby we or one of our affiliates, in exchange for a fee, is permitted to use the HSI in connection with certain securities, including the notes. We are not affiliated with HSIL; the only relationship between HSIL and us is any licensing of the use of HSIL’s indices and trademarks related to us.
THE HSI IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HSI BY US IN CONNECTION WITH THE NOTES, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE HSI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HSI AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSI BY US IN CONNECTION WITH THE NOTES; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HSI; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

Market-Linked Step Up Notes	PS-15

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The Nikkei Stock Average Index
The NKY, also known as the Nikki 225 Index, is an equity index calculated, published, and disseminated by Nikkei Inc.  The NKY measures the composite price performance of selected Japanese stocks.  The NKY is currently based on 225 stocks (each, an “NKY Stock”) trading on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry.  All 225 of the NKY Stocks are listed in the First Section of the TSE.  NKY Stocks listed in the First Section are among the most actively traded stocks on the TSE.  The NKY started on September 7, 1950. However, it was retroactively calculated back to May 16, 1949, when the TSE reopened for the first time after World War II.
Index Calculation
The NKY is a modified, price-weighted index.  Each NKY Stock’s weight is based on its price per share rather than the total market capitalization of the issuer.  Nikkei Inc. calculates the NKY by multiplying the per share price of each NKY Stock by the corresponding weighting factor for that NKY Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor.  The divisor is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing 50 by the presumed par value of the relevant NKY Stock, so that the share price of each NKY Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of 50.  Each Weight Factor represents the number of shares of the related NKY Stock which are included in one trading unit of the Index.  The stock prices used in the calculation of the Index are those reported by a primary market for the NKY Stocks, currently the TSE.  The level of the NKY is currently calculated once per 15 seconds during TSE trading hours.
In order to maintain continuity in the level of the NKY in the event of certain changes due to non-market factors affecting the NKY Stocks, such as the addition or deletion of stocks, stock splits, or increase in paid-in capital, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index.  The divisor remains at the new value until a further adjustment is necessary as the result of another change.  In the event of a change affecting any NKY Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the NKY immediately after the change, will equal the level of the NKY immediately prior to the change.
Index Maintenance
The NKY is reviewed annually at the beginning of October. The purpose of the review is to maintain the representative nature of the NKY Stocks. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, the balance of the sectors, in terms of the number of constituents, is considered. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (high price/low price) / volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group”. Those constituents that are not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added.
After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225. Among the 450 “high liquidity” stocks, half of those that belong to a sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei Inc.
The NKY is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the Index: (i) bankruptcy and liquidation events; (ii) corporate restructurings, such as mergers, share exchanges or share transfers; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, a component stock designated as “security under supervision” becomes a deletion candidate. However, the decision to delete such a candidate will be made by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the Index, Nikkei Inc. will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.
The Tokyo Stock Exchange
The TSE is one of the world’s largest securities exchanges in terms of market capitalization.  Trading hours for most products listed on the TSE are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.
Due to the time zone difference, on any normal trading day, the TSE will close prior to the opening of business in New York City on the same calendar day.  Therefore, the closing level of the NKY on a trading day will generally be available in the U.S. by the opening of business on the same calendar day.
The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances.  In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling.  These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day.  In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock.
Market-Linked Step Up Notes	PS-16

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The TSE may also suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Index, and these limitations, in turn, may adversely affect the market value of the notes.
The following graph shows the daily historical performance of the NKY in the period from January 1, 2008 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NKY was 22,437.01.
Historical Performance of the Nikkei Stock Average Index

25,500
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0
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Jan-18

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the NKY.
License Agreement
We have entered into an agreement with Nikkei Inc. providing us with a non-exclusive license with the right to use the NKY in exchange for a fee.  The NKY is the intellectual property of Nikkei Inc. (the “NKY sponsor”), formerly known as Nihon Keizai Shimbum, Inc. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index.
The notes are not in any way sponsored, endorsed or promoted by the NKY sponsor. The NKY sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the NKY sponsor. However, the NKY sponsor shall not be liable to any person for any error in the NKY and the NKY sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.
In addition, the NKY sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Market-Linked Step Up Notes	PS-17

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The Taiwan Stock Exchange Capitalization Weighted Stock Index
The Taiwan Stock Exchange Capitalization Weighted Stock Index (the “TWSE”), also known as TAIEX, is a capitalization-weighted index compiled by Taiwan Stock Exchange Co., Ltd. (the “TWSEC”). The TWSE covers all of the listed stocks excluding preferred stocks, full-delivery stocks and newly listed stocks, which are listed for less than one calendar month on the Taiwan Stock Exchange. The number of constituents included in the TWSE is not fixed. The base year value as of 1966 was set at 100. The level of the TWSE is reported by Bloomberg under the ticker symbol “TWSE.”
Index Criteria
The constituents of the TWSE are taken from all common stocks listed for trading on the Taiwan Stock Exchange, as set forth below:
(1) Stocks of newly listed companies are included in the sample from the first trading day of the next month following one full calendar month from listing; provided that, stocks of listed companies converted into financial holding companies or investment holding companies, and listed companies transferred from the over-the-counter market are included in the sample from the day of listing.
(2) Stocks suspended from trading are included in the sample from the first trading day of the next month following one full calendar month from reinstatement of normal trading; provided that, stocks suspended from trading because of issuance of replacement shares due to capital reduction resulted from a corporate split are included in the sample from the day of resuming trading of the new shares.
(3) Full delivery stocks are excluded from the sample, and will be included again on the day regular trading status is restored.
Index Calculation
The TWSE is calculated by the following formula:
Index = Aggregate market value / Base value of the current day × 100
The aggregate market value is the summation of the market values obtained by multiplying the traded price of each constituent stock by the number of issued shares of the current day. If there is no traded price on the current day, the opening auction reference price of the current day may be used for calculation. However, stock of newly listed companies included in calculation of TWSE may be accounted for on the basis of the number of listed shares of the current date.
The base value at the time of commencement of calculation of the TWSE base period is the current aggregate market value at that time.
Index Adjustments
Upon occurrence of any of the below-listed events, the base value of the TWSE will be adjusted to maintain the continuity of the TWSE:
(1)	Addition or deletion of a constituent stock - effective date;
(2)	Subscription of common shares for cash capital increase - ex-right date;
(3)	Distribution of common shares or certificates of entitlement to new shares to employees as compensation - listing date;
(4)	Distribution of common shares as stock dividends on preferred stock - ex-right date;
(5)	Holding by a listed company of treasury stock for which capital cancellation has not been carried out - ex-right date;
(6)	Share cancellation in accordance with the law - ex-right date or the third trading day of the next month following public announcement on capital decrease, whichever comes first;
(7)	Failed offering for cash capital increase - at reversion to the original number of issued shares on the third trading day of the next month following receipt of notification;
(8)	Listing of certificates of entitlement to new shares or issuance of new shares following company merger or consolidation - listing date;
(9)	Listing of common shares issued in replacement of certificates of entitlement to convertible bonds - listing date;
(10)
Common shares converted directly from convertible bonds issued through exercise of securities with subscription right - ex-right date or the third trading day of the next month following the public announcement of capitalization amendment registration;

(11)	Cash capital increase shares or certificates of payment for which shareholders have waived subscription rights and public underwriting has been adopted - listing date;
(12)	New shares issued for global depositary receipts - listing date;
(13)	Common shares converted from convertible preferred shares - listing date; and
(14)	Other non-trading factors affecting aggregate market value.
Market-Linked Step Up Notes	PS-18

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The formula for adjustment of the base value is as follows:
Base value of the current day = base value of the previous day × (adjusted aggregate market value after the close of the previous day / the closing aggregate market value of the previous day)
Adjusted aggregate market value after the close of the previous day = closing aggregate market value of the previous day + the sum of all adjustments in market value.
Adjustments in market value are calculated as follows:
Item (1) above: Adjusted market value = closing price of the previous day × number of shares issued
Item (2) above: Adjusted market value = cash capital increase subscription price × number of cash capital increase shares
Item (3) above: Adjusted market value = (closing price of the common shares before the listing date of distribution of common shares or certificates of entitlement to new shares to employees as compensation) × number of shares resulting from compensation to employees
Item (4) above: Adjusted market value = ex-right reference price of the common shares × total number of common shares issued as stock dividends on preferred shares
●
Ex-right reference price of the common shares = (closing price before the ex-right date + cash capital increase subscription price × cash capital increase share distribution rate) / (1 + shareholder stock dividend rate + cash capital increase share distribution rate)

●	Shareholder stock dividend rate = number of capital increase shares distributed as dividends to shareholders / number of issued shares before the ex-right date
●	Cash capital increase share distribution rate = number of shares issued for the cash capital increase / number of shares issued before the ex-right date
Item (5) above: Adjusted market value = aggregate market value after the ex-right date - aggregate market value before the ex-right date
●	Market value before the ex-right date = (closing price before the ex-right date - cash dividends per share) × number of shares issued before the ex-right date
●	Market value after the ex-right date = (closing price before the ex-right date - cash dividends per share) / (1 + shareholder stock dividend rate) × number of shares issued after the ex-right date
Items (6), (7), (8), (9), (10), (11), (12), (13) and (14) above: Adjusted market value = closing price of the previous day × change in the number of shares
●	If the closing price is not available, the opening auction reference price of the current day may be used for the calculation of the various adjusted market values after the close of the previous day.

Market-Linked Step Up Notes	PS-19

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The following graph shows the daily historical performance of the TWSE in the period from January 1, 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the TWSE was 10,936.93.
Historical Performance of the Taiwan Stock Exchange Capitalization Weighted Stock Index

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2,000
1,500
1,000
500
0
Jan-08
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Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18

This historical data on the TWSE is not necessarily indicative of the future performance of the TWSE or what the value of the notes may be. Any historical upward or downward trend in the level of the TWSE during any period set forth above is not an indication that the level of the TWSE is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the TWSE.
License Agreement
These notes are not in any way sponsored, endorsed, sold or promoted by Taiwan Stock Exchange Corporation (“TWSEC”) and TWSEC does not make any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the Taiwan Stock Exchange Capitalization Weighted Stock Index (the “Index”) and/or the figure at which said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by TWSE. However, TWSE shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and TWSE shall not be under any obligation to advise any person of any error therein.

Market-Linked Step Up Notes	PS-20

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The KOSPI 200 Index
The KOSPI 200 Index (“KOSPI2”) is a capitalization-weighted index of 200 Korean blue-chip stocks listed on the Korea Composite Stock Price Index (“KOSPI”) market and covers approximately 90% of the KOSPI market. The KOSPI2 is calculated, maintained and published by the Korea Exchange (“KRX”). The constituent stocks are selected on the basis of their market value, liquidity and representativeness of the respective market and industry groups. The KOSPI2 was developed with a base value of 100 as of January 3, 1990. The KOSPI2 is reported by Bloomberg under the ticker symbol “KOSPI2.”
Selection Criteria
All domestic common stocks listed on the KOSPI Market as of the periodic realignment date will be included in the selection process, except for the equity securities which fall into one of the following categories:
●	new issues listed less than 1 year, subject to certain exceptions;
●	stocks issued by real estate investment companies, ship investment companies and investment & financing companies;
●	stocks designated as administrative issues or issues scheduled to be delisted as of the regular realignment date; and
●	issues with a free float rate under 10%.
Issues eligible for inclusion in the KOSPI2 are classified into nine sectors: (i) energy, (ii) materials, (iii) industrials, (iv) customer discretionary, (v) customer staples, (vi) health care, (vii) financials and real estate, (viii) information technology and telecommunication services, and (ix) utilities.
The selection process is devised to maximize the market cap coverage of KOSPI2 to the KOSPI Market. The minimum target market cap coverage is about 80% of the KOSPI Market.
New constituents are selected in a 3-step process:
1. Size screen. Issues in each sector are sorted by one-year averaged market capitalization and shortlisted as sector constituents until the cumulative sum of their market capitalization exceeds 80% of the sector’s total market capitalization.
2. Liquidity screen. Shortlisted issues must meet the liquidity requirement in order to be selected for inclusion in the KOSPI2: if the one-year average trading value of an issue is less than the lower 15th percentile of the one-year average trading value of all issues in the sector, then the issue is removed from the shortlist and replaced with the an issue meeting the liquidity condition with the next highest market capitalization in the sector.
3. Buffer rules. In order to manage the turnover ratio of the KOSPI2 constituents, buffer rules are applied to the selection process of each sector in the following order:
●
An issue that is an existing constituent remains a constituent if the issue satisfies the liquidity requirement and its market capitalization rank is less than or equal to 110% of the number of the existing constituents in the sector;

●
An issue that is not an existing constituent is designated as a new constituent if the issues is a member of the shortlist and its market capitalization rank is less than or equal to 90% of the number of the existing constituents in the sector; and

●	If the number of the selected issues is more or less than 200 after applying of the two buffer rules stated above, KRX adds or excludes issues up to 200 using the following method:
o	Less than 200 issues: issues are added in descending order of market capitalization among unselected issues on the shortlist that meet the liquidity requirement irrespective of sector classification.
o
More than 200 issues: issues are excluded in ascending order of market capitalization among selected issues unless the number of constituents of each sector is less than 90% of current constituents of each sector.

Special rule. If an issue with a rank of the last 15 trading days’ market capitalization as of the base date higher than or equal to 50th in the whole KOSPI Market is not selected, the issue will be chosen as a new constituent and the lowest market capitalization constituent will be disqualified.
Reserved issues. KRX selects 10 issues from each sector in order of market capitalization among the unselected issues as reserve issues to be added if any constituent happens to be removed due to corporate events.
Index Calculation
The KOSPI2 is calculated using a free float adjusted market capitalization weighted methodology. The KOSPI2 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the applicable common share.
Index Maintenance
Annual index rebalancing. KRX reviews the KOSPI2 annually in May.  An index committee, consisting of independent professionals in the financial industry and academia, reviews the KOSPI2 constituents.  The constituent list is announced in early June and the effective date of the rebalancing is the trading day following the last trading day of June contracts in the KOSPI2 index futures and index options.
Market-Linked Step Up Notes	PS-21

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Ongoing event-related changes. A constituent is deleted from the KOSPI2 when it is delisted from the market, designated as an administrative issue, or merged with another issues.  Otherwise KRX can remove constituents from the KOSPI2 if the issue does not meet the eligibility requirements. At the same time, a reserved issue in the corresponding sector is added to the KOSPI2.  Additionally, special entry rules apply to spin-offs and new listings.
The following graph shows the daily historical performance of the KOSPI2 in the period from January 1, 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the KOSPI2 was 317.48.
Historical Performance of the KOSPI 200 Index

400
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300
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100
50
0
Jan-08
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Jul-15
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Jan-18

This historical data on the KOSPI2 is not necessarily indicative of the future performance of the KOSPI2 or what the value of the notes may be. Any historical upward or downward trend in the level of the KOSPI2 during any period set forth above is not an indication that the level of the KOSPI2 is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the KOSPI2.
License Agreement
One of our affiliates intends to enter into an agreement with the Korea Exchange providing us with a non-exclusive license with the right to use the KOSPI2 in exchange for a fee. The notes are not sponsored, endorsed, sold or promoted by KRX.  KRX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the KOSPI2 to track general stock market performance.  KRX’s only relationship to the Licensee is the licensing of certain trademarks and trade names of KRX and of the KOSPI2 which is determined, composed and calculated by KRX without regard to the Licensee or the notes. KRX has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the KOSPI2.  KRX is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  KRX has no obligation or liability in connection with the administration, marketing or trading of the notes.
KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KRX INDEXES OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.
KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KRX INDEXES OR ANY DATA INCLUDED THEREIN TO LICENSEE, PURCHASERS OF THE FINANCIAL PRODUCTS, OR ANY OTHER PERSON OR ENTITY THAT USES THE KRX INDEXES OR ANY DATA INCLUDED THEREIN.
KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KRX INDEXES OR ANY DATA INCLUDED THEREIN.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market-Linked Step Up Notes	PS-22

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020

KRX makes no representation or warranty, express or implied, to the owners of the Financial Products or any member of the public regarding the advisability of investing in securities generally or in the products particularly or the ability of the KRX Indexes to track general stock market performance (profitability).
KRX's only relationship to the Licensee is the licensing of certain trademarks and trade names of KRX and of the KRX Indexes which is determined, composed and calculated by KRX without regard to the Licensee or the content of the product.
KRX has no obligation to take the needs of the Licensee or the owners of the Financial Products into consideration in determining, composing or calculating the KRX Indexes.  KRX is not responsible for and has not participated in the determination of the timing of the issuance or sale of the derivative products linked to KRX Indexes or in the determination or calculation of the equation by which the derivative products linked to KRX Indexes is to be converted into cash.
KRX has no obligation or liability to the owners of the Financial Products linked to KRX Indexes in connection with the administration, marketing or trading of the Product.
The disclaimers of KRX under this Section shall continue to be effective even after the termination of the Agreement.

Market-Linked Step Up Notes	PS-23

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The iShares® MSCI India ETF
The iShares® MSCI India ETF (the “INDA”) is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI India Index. The INDA trades on NYSE Arca under the ticker symbol “INDA.” The INDA was established in the first quarter of 2012.
The INDA is intended to measure equity market performance of the large and mid-cap segments of the Indian market. The INDA seeks to track the investment results of the MSCI India Index, which is designed to measure the performance of equity securities of companies whose market capitalization, as calculated by the index provider, represents the top 85% of companies in the Indian securities market. As of December 31, 2017, the components of the MSCI India Index include financials, computers- software, consumer discretionary, energy, materials, consumer staples, industrials, health care, utilities, telecommunication services, and software- telecom.
The MSCI India Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
The Country Indices
Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the Country Indices
Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MSCI Indices
The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.
Maintenance of and Changes to the MSCI Indices
The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.
As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

●
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

●
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

●
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. The index sponsor generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Neither we nor any of our affiliates, or MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices. The index sponsor does not guarantee the accuracy or the completeness of
Market-Linked Step Up Notes	PS-24

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
the MSCI Indices or any data included in the MSCI Indices. The index sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Indices. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Indices or the manner in which the MSCI Indices is applied in determining the amount payable on the notes at maturity.
The following table shows the quarterly high and low Closing Market Prices of the shares of the INDA on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.
	High ($)	Low ($)
2012
...................First Quarter..................	27.40	24.00
Second Quarter	25.22	20.15
Third Quarter	25.40	21.42
Fourth Quarter	27.06	24.13
2013
First Quarter	27.24	24.77
Second Quarter	26.96	22.23
Third Quarter	24.43	19.24
Fourth Quarter	25.13	22.71
2014
First Quarter	26.43	22.81
Second Quarter	30.44	26.15
Third Quarter	31.93	29.33
Fourth Quarter	32.38	28.61
2015
First Quarter	33.62	28.99
Second Quarter	33.31	28.57
Third Quarter	31.52	26.74
Fourth Quarter	29.88	25.85
2016
First Quarter	27.16	23.69
Second Quarter	28.44	25.99
Third Quarter	30.58	27.91
Fourth Quarter	29.99	25.84
2017
First Quarter	31.60	26.87
Second Quarter	32.97	31.13
Third Quarter	34.83	32.29
Fourth Quarter	36.07	32.68
2018
First Quarter	38.06	32.97
Second Quarter (through the pricing date)	34.95	32.65

Market-Linked Step Up Notes	PS-25

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The following graph shows the daily closing price of the INDA in the period from February 2, 2012 (the date the INDA began trading) through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing price of the INDA was $32.87.
Historical Performance of the INDA

This historical data on the INDA is not necessarily indicative of the future performance of the INDA or what the value of the notes may be. Any historical upward or downward trend in the level of the INDA during any period set forth above is not an indication that the level of the INDA is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the INDA.

Market-Linked Step Up Notes	PS-26

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
WisdomTree India Earnings Fund
The WisdomTree India Earnings Fund (the “EPI”) is an investment portfolio maintained and managed by WisdomTree Trust (the “WTT”). Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the WisdomTree India Earnings Fund, and Mellon Capital Management Corporation is the sub-adviser to the WisdomTree India Earnings Fund. The WisdomTree India Earnings Fund is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”
Investment Objective and Strategy
The WisdomTree India Earnings Fund is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the underlying index. The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.
The WisdomTree India Earnings Fund pursues a “passive” or indexing approach in attempting to track the performance of the underlying index. The WisdomTree India Earnings Fund attempts to invest all, or substantially all, of its assets in the common stocks that make up the underlying index.  The WisdomTree India Earnings Fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the underlying index as a whole.
Under normal circumstances, at least 95% of the WisdomTree India Earnings Fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the underlying index.  To the extent that the underlying index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the WisdomTree India Earnings Fund will concentrate its investments to approximately the same extent as the underlying index. The returns of the WisdomTree India Earnings Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.
The WisdomTree India Earnings Index
The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.
The underlying index consists only of companies that:
●	are incorporated in India;
●	are listed on a major stock exchange in India;
●	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;
●	have a market capitalization of at least $200 million on the annual index rebalance;
●	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;
●	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and
●	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.
Companies are weighted in the underlying index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the underlying index.
Notwithstanding the criteria used to determine and calculate the underlying index, no assurances can be given that the underlying index will have a positive return during the term of the Securities.
The maximum weight of any one sector in the underlying index, at the time of the underlying index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.
WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the underlying index. The following sectors are included in the underlying index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Market-Linked Step Up Notes	PS-27

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
The following table shows the quarterly high and low Closing Market Prices of the shares of the EPI on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.
	High ($)	Low ($)
2008
First Quarter	26.16	21.20
Second Quarter	25.50	18.22
Third Quarter	21.43	14.91
Fourth Quarter	15.97	8.84
2009
First Quarter	12.12	8.95
Second Quarter	18.92	11.47
Third Quarter	21.03	15.85
Fourth Quarter	22.34	19.18
2010
First Quarter	23.44	20.23
Second Quarter	24.29	20.45
Third Quarter	26.57	22.68
Fourth Quarter	28.71	24.60
2011
First Quarter	26.68	21.94
Second Quarter	25.51	22.25
Third Quarter	24.38	18.15
Fourth Quarter	20.58	15.49
2012
First Quarter	21.56	16.23
Second Quarter	19.56	15.62
Third Quarter	18.85	16.36
Fourth Quarter	19.84	17.72
2013
First Quarter	20.50	17.75
Second Quarter	19.18	15.48
Third Quarter	16.83	13.32
Fourth Quarter	17.64	15.54
2014
First Quarter	18.96	15.74
Second Quarter	23.45	18.92
Third Quarter	23.54	21.66
Fourth Quarter	23.55	20.78
2015
First Quarter	24.33	21.40
Second Quarter	23.77	20.67
Third Quarter	22.42	17.76
Fourth Quarter	21.14	18.51
2016
First Quarter	19.74	16.67
Second Quarter	20.42	18.67
Third Quarter	22.36	20.27
Fourth Quarter	22.11	19.49
2017
First Quarter	24.13	20.38
Second Quarter	25.46	24.18
Market-Linked Step Up Notes	PS-28

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Third Quarter	26.85	24.69
Fourth Quarter	27.84	25.08
2018
First Quarter	29.40	25.51
Second Quarter (through the pricing date)	26.79	25.06
The following graph shows the daily historical performance of the EPI in the period from February 22, 2008 (the date that the EPI commenced trading) through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing price of the EPI was $25.14.
Historical Performance of the EPI
This historical data on the EPI is not necessarily indicative of the future performance of the EPI or what the value of the notes may be. Any historical upward or downward trend in the level of the EPI during any period set forth above is not an indication that the level of the EPI is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the EPI.

Market-Linked Step Up Notes	PS-29

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Description of the Notes
General
The notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the Senior Indenture, as amended and supplemented from time to time, among us, the Guarantor and the Bank of New York Mellon Trust Company N.A., as trustee.  The Senior Indenture is described more fully in the prospectus and prospectus supplement.  The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.
Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.
If the maturity date is not a business day, we will pay the Redemption Amount on the next business day, and no interest will accrue as a result of that delay.
Prior to the maturity date, the notes are not redeemable at the option of any holder. The notes are only redeemable at our option under the limited circumstances set forth below. The notes are not subject to any sinking fund.
We will issue the notes in denominations of whole units.  Each unit will have a principal amount of $10.  You may transfer the notes only in whole units.
Payment at Maturity
At maturity, subject to our credit risk as issuer of the notes and the credit risk of the Guarantor as guarantor of the notes, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:
●	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

●	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:
Principal Amount + Step Up Payment
●	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

Certain Definitions
A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.
The “calculation day” means the trading day set forth the “Terms of the Notes” section above, on which a Market Disruption Event has not occurred.
A “trading day” means, as to any Index, a day on which (1) each of the Stock Exchange of Hong Kong (as to the Hang Seng Index), the Tokyo Stock Exchange (as to the Nikkei-225 Stock Average Index), the Taiwan Stock Exchange (as to the Taiwan Stock Exchange Weighted Index), the Korea Stock Exchange (as to the KOSPI 200 Index) (or any successor to the foregoing exchanges) are open for trading, and (2) that Index or any successor thereto are calculated and published. As to any ETF, the term “trading day” shall mean a day on which the securities exchange on which that ETF has its primary listing is open for trading.
Closing Market Price for ETFs
On the calculation day, the value of an ETF will be determined by multiplying its Closing Market Price by its “Price Multiplier.”  The initial Price Multiplier for each ETF is one, and will be subject to adjustment as provided below.
The “Closing Market Price” for one share of an ETF on any trading day means any of the following:
●
if the ETF is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Global Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the ETF is listed or admitted to trading;

Market-Linked Step Up Notes	PS-30

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
●
if the ETF is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

●
if the ETF is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the ETF is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the ETF is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

●
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the ETF obtained from as many dealers in that security (which may include us, MLPF&S and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

Market Disruption Events
Indices. For an Index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an Index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Index or any successor index; and

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index (without taking into account any extended or after-hours trading session), whether by reason of movements in level otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:
(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor Index, will not constitute a Market Disruption Event;
(3)
a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a change in level violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.
ETFs.  As to any ETF, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:
(A)
the suspension, absence or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the ETF (or the successor ETF (as defined below)) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)
the suspension, absence or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the ETF (or the successor ETF) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the ETF;

(C)
the suspension, absence or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the Underlying Index (or the successor underlying index (as defined below)) trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index;

(D)
the suspension, absence or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Underlying Index (or the successor underlying index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Underlying Index or any successor underlying index; or

Market-Linked Step Up Notes	PS-31

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
(E)
the determination that the scheduled calculation day is not a trading day by reason of an extraordinary event, occurrence, declaration or otherwise, or that any event materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:
(1)
            a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
            a decision to permanently discontinue trading in the shares of the ETF (or successor ETF) or the relevant futures or options contracts relating to those shares or the Underlying Index (or any successor underlying index) will not constitute a Market Disruption Event;

(3)
            a suspension in trading in a futures or options contract on the shares of the ETF (or successor ETF) or the Underlying Index (or any successor underlying index), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the ETF; and

(4)
            subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Determining the Value of the Basket
If, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on the scheduled calculation day, or (ii) any that date is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Basket Components for such non-calculation day, and as a result, the Ending Value as follows:
●
The closing level or the Closing Market Price of each Basket Component, as applicable, that is not an Affected Basket Component will be the closing level or the Closing Market Price, as applicable, on such non-calculation day.

●
The closing level or the Closing Market Price of each Basket Component, as applicable, that is an Affected Basket Component for the applicable non-calculation day will be determined on the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

Adjustments to an Index
An index publisher may make a material change in the method of calculating an Index or in another way that changes the Index such that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on the calculation day, make adjustments to the Index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and calculate the closing level of the Index, as so adjusted.
An index publisher may discontinue publication of an Index.  The index publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original Index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant index publisher or any other entity and calculate the Ending Value as described below. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the notes.
If the applicable index publisher discontinues publication of an Index before the calculation day and the calculation agent does not select a successor index, then on the day that would otherwise be the calculation day, until the earlier to occur of:
●	the determination of the Ending Value; or
●	a determination by the calculation agent that a successor index is available, the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance.  The calculation agent will make available to holders of the notes information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.
If a successor index is selected or the calculation agent calculates a level as a substitute for an Index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.
Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Index to which your notes are linked may adversely affect trading in the notes.
Market-Linked Step Up Notes	PS-32

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Anti-dilution and Discontinuance Adjustments Relating to ETFs
Anti-Dilution Adjustments
The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the notes, as a result of certain events related to an ETF, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits. If an ETF is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:
●	the prior Price Multiplier; and
●	the number of shares that a holder of one share of the ETF before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.
For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.
Stock Dividends.  If an ETF is subject to (i) a stock dividend (i.e., an issuance of additional shares of the ETF) that is given ratably to all holders of the ETF or (ii) a distribution of additional shares of the ETF as a result of the triggering of any provision of the organizational documents of the ETF or otherwise, then, once the dividend has become effective and the ETF is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
●	the prior Price Multiplier; and
●	the number of additional shares issued in the stock dividend with respect to one share of the ETF;
provided that no adjustment will be made for a stock dividend for which the number of shares of the ETF paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).
For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price multiplier of two.
Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to an ETF other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Other Distributions” and “—Reorganization Events” below.
An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an ETF, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the ETF’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:
●	the prior Price Multiplier; and
●
a fraction, the numerator of which is the Closing Market Price per share of the ETF on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the ETF on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:
●
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the ETF of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

●	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the ETF of that Extraordinary Dividend.
To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive.  A distribution on the ETF described under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.
Other Distributions.  If the ETF declares or makes a distribution to all holders of the shares of the ETF of any class of its securities (other than shares of the ETF), evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:
●	the prior Price Multiplier; and
●
a fraction, the numerator of which will be the Closing Market Price per share of the ETF, and the denominator of which will be the Closing Market Price per share of the ETF, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital stock, evidences of indebtedness, rights or warrants, or other non-cash assets so distributed or issued applicable to one share of the ETF.

Reorganization Events.  If any ETF or a successor ETF (as defined below) has been subject to a merger, combination, consolidation, or statutory exchange of securities with another exchange traded fund, and the ETF is not the surviving entity, then, on or after the date
Market-Linked Step Up Notes	PS-33

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the ETF or to the notes), and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem the ETF to be de-listed, liquidated, discontinued, or otherwise terminated, the treatment of which is described below under “—Discontinuance of an ETF.” For the avoidance of doubt, any adjustment will be made on or after the effective date of the Reorganization Event and not on the date of the announcement of a plan or intention to effect such an event.
Discontinuance of an ETF
If shares of an ETF are de-listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued ETF (that exchange traded fund being referred to herein as a “successor ETF”).  In that event, the calculation agent will adjust the Closing Market Price of the ETF, as necessary, such that the successor ETF closely replicates the performance of the ETF.
If the ETF (or a successor ETF) is de-listed, liquidated, or otherwise terminated and the calculation agent determines that no adequate substitute for the ETF (or a successor ETF) is available, then the calculation agent will, in its sole discretion, calculate the Closing Market Price of the ETF (or a successor ETF) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF (or a successor ETF).  If the calculation agent determines that no such computation methodology will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.
If a successor ETF is selected or the calculation agent calculates the Closing Market Price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF (or a successor ETF), that successor ETF or substitute computation methodology, as applicable, will be substituted for the ETF (or the successor ETF) for all purposes of the notes.
If at any time:
●
the Underlying Index (or the underlying index related to a successor ETF) is discontinued or ceases to be published and (i) the applicable index sponsor or another entity does not publish a successor or substitute underlying index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying Index (a “successor underlying index”) or (ii) the ETF’s investment advisor does not announce that the ETF will track the successor underlying index; or

●
the ETF (or a successor ETF) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of the ETF, or a material change to the Underlying Index) so that the ETF does not, in the opinion of the calculation agent, fairly represent the price per share of the ETF (or a successor ETF) had those changes or modifications not been made;

then, from and after that time, the calculation agent will make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a Closing Market Price of the ETF (or a successor ETF) as if those changes or modifications had not been made.  The calculation agent also may determine that no adjustment is required.  If the calculation agent determines that no such calculation or adjustment will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.
The calculation agent will be solely responsible for the method of calculating the Closing Market Price of the ETF (or any successor ETF) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.
Notwithstanding these alternative arrangements, any modification or discontinuance of an ETF or an Underlying Index may adversely affect trading in the notes.
If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the notes to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the amount payable to you will be calculated as though the date of acceleration were the stated maturity date of the notes and as if the calculation day were five trading days prior to the date of acceleration.
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the  Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, a successor ETF, trading days, business days, calculation days, non-calculation days, and determinations relating to changes to any Index, ETF or Underlying Index, as described above.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.
MLPF&S will act as the calculation agent for the notes. However, we may change the calculation agent at any time without notifying you.
Market-Linked Step Up Notes	PS-34

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Same-Day Settlement and Payment
The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.
Events of Default and Acceleration
Events of Default are defined in the Senior Indenture and in the section entitled “Events of Default and Rights of Acceleration” on page 35 of the accompanying prospectus.  If such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the payment described under the caption above “Terms of the Notes,” determined as if the date of acceleration were the maturity date of the notes and as if the calculation day were five trading days prior to the date of acceleration.  If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law.  In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.
Use of Proceeds
We intend to lend the net proceeds we receive from the sale of the notes to the Guarantor and/ or its affiliates (other than us).  The Guarantor expects that it and/ or its affiliates (other than us) will use the proceeds from these loans for the purposes described in the accompanying prospectus under “Use of Proceeds.”  In addition, we expect that we may use a portion of the net proceeds to hedge our obligations under the notes by entering into hedging arrangements with one or more affiliates.

Market-Linked Step Up Notes	PS-35

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S is not acting as your fiduciary or advisor solely as a result of the making of the offering of the notes, and you should not rely upon this pricing supplement or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.  You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.
MLPF&S and any of our other affiliates may use this pricing supplement, the prospectus supplement and the prospectus in a market-making transaction for the notes after their initial sale.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this pricing supplement, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked Step Up Notes	PS-36

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this pricing supplement as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-6 and “Use of Proceeds” on page PS-34 above.

Market-Linked Step Up Notes	PS-37

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes.  Accordingly throughout this discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, in the opinion of our counsel, Morrison & Foerster LLP, and based on certain factual representations received from us, the notes should be treated as single financial contracts with respect to the Underlyings and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization.  This discussion assumes that the notes constitute single financial contracts with respect to the Underlyings for U.S. federal income tax purposes.  If the notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the notes is not binding on the IRS or the courts.  No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.
We will not attempt to ascertain whether any Underlying or the issuer of any component stocks included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If an Underlying or the issuer of one or more stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the Underlyings and the issuers of the component stocks included in the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if an Underlying or any issuer of the component stocks included in the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes.  A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.
Possible Application of Section 1260 of the Code. Since an Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income (the “Excess
Market-Linked Step Up Notes	PS-38

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).
If an investment in the notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange, or redemption of the notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the notes.
As described below, the IRS, as indicated in Notice 2008-2 (“Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the notes, including in situations where the Underlying is not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes.  In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The IRS released the Notice, which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.”  This Notice addresses instruments such as the notes.  According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity.  It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.
Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange or redemption of the notes should be treated as ordinary gain or loss.
Because an Underlying is an index that periodically rebalances, it is possible that the notes could be treated as a series of single financial contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the notes on each rebalancing date in return for new notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S.
Market-Linked Step Up Notes	PS-39

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale, exchange, or redemption and certain other conditions are satisfied.
If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder.  Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on our determination that the notes are not delta one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate.  As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus and prospectus supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.
Market-Linked Step Up Notes	PS-40

Market-Linked Step Up Notes Linked to an International Equity Index Basket and ETF Basket, due June 1, 2020
Where You Can Find More Information
We and BAC have filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Note Prospectus, including this pricing supplement, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
Market-Linked Step Up Notes	PS-41